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                                                                     Exhibit 8.1


                       Form of Opinion of Winston & Strawn
               regarding federal income tax consequences of merger


                          [Winston & Strawn Letterhead]



                                 ________, 2001


Barr Laboratories, Inc.
2 Quaker Road
P.O. Box D 2900
Pomona, NY 10970-3476

Beta Merger Sub I, Inc.
2 Quaker Road
P.O. Box D 2900
Pomona, NY 10970-3476

Ladies and Gentlemen:

            We have acted as counsel to Barr Laboratories, Inc., a New York corporation (the "Parent"), and Beta Merger Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (the "Merger Sub"), in connection with
(i) the Merger (as defined and described in the Agreement and Plan of Merger, dated as of June 29, 2001 (the "Merger Agreement"), by and among Parent, Merger Sub, and Duramed Pharmaceuticals, Inc., a Delaware corporation ("Company")), and
(ii) the preparation and filing of the Registration Statement with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on ________, 2001, which includes the Proxy Statement of Company and the Proxy Statement and Prospectus of Parent (the "Joint Proxy Statement/Prospectus"). Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to it in the Merger Agreement.

            In connection with this opinion letter, we have examined the Merger Agreement, the Joint Proxy Statement/Prospectus, and such other documents and corporate records as we have deemed necessary or appropriate in order to enable us to render the opinion set forth below. For purposes of this opinion letter, we have assumed (i) the validity and accuracy of the documents and corporate records that we have examined and the facts and representations concerning the Merger that have come to our attention during our engagement and (ii) that the Merger will be consummated in the manner described in the Merger Agreement and the Joint Proxy Statement/Prospectus.
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            Subject to the foregoing and the fact that the discussion in the
Joint Proxy Statement/Prospectus under the heading "THE MERGER - Material Federal Income Tax Consequences of the Merger" (the "Discussion") is a summary and does not purport to discuss all possible United States federal income tax consequences of the Merger, we are of the opinion that the Discussion states the material United States federal income tax consequences of the Merger to holders of Company Stock who surrender such stock in exchange for Parent Common Stock pursuant to the Merger Agreement. In addition, we express no opinion as to the United States federal, state, local, foreign or other tax consequences, other than as set forth in the Discussion. Further, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service (the "IRS") or, if challenged, by a court. This opinion letter is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

            In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the IRS, and such other authorities as we have considered relevant. It should be noted that statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time, possibly with retroactive effect. A change in the authorities or the accuracy or completeness of any of the information, documents, corporate records, covenants, statements, representations, or assumptions on which our opinion is based could affect our conclusions. The opinion set forth herein is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) (i) in applicable law or (ii) in any information, document, corporate record, covenant, statement, representation, or assumption stated herein that becomes untrue or incorrect.

            This opinion letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Joint Proxy Statement/Prospectus, and is not to be used, circulated, quoted, or otherwise referred to for any other purpose without our express written permission. In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an exhibit to the Joint Proxy Statement/Prospectus and to the reference to our firm name under the headings "THE MERGER - Material Federal Income Tax Consequences of the Merger," "THE MERGER AGREEMENT - Conditions to the Completion of the Merger," and "LEGAL MATTERS." In giving such consent, we do not thereby admit that we are "experts" within the meaning of Section 11 of the Securities Act or that were are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,


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